EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form Forms S-8 (No. 333-248130) of our report dated April 15, 2026 relating to the financial statements and financial statement schedule of American Strategic Investment Co. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.
New York, New York
April 15, 2026